                                  EXHIBIT 99.1


[INTERNET CAPITAL GROUP LOGO]


                              FOR IMMEDIATE RELEASE

Media inquires:                                  Investor inquiries:
Michelle Strykowski                              Richard White
Internet Capital Group                           Internet Capital Group
415.343.3753                                     610.230.4300
mstrykowski@internetcapital.com                  rwhite@internetcapital.com


                    INTERNET CAPITAL GROUP COMPLETES SALE OF
                     STAKE IN RIGHTWORKS TO i2 TECHNOLOGIES

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Wayne, Pa - August 23, 2001 - Internet Capital Group (NASDAQ: ICGE), a leading business-to-business e-commerce company, today announced that it has completed the previously announced sale of its stake in its partner company RightWorks Corporation for approximately 4,487,000 shares of i2 Technologies, Inc. (NASDAQ:
ITWO) common stock. Based on i2's closing stock price of $6.96 on Wednesday, August 22, 2001, the transaction value to Internet Capital Group (ICG) is approximately $31.2 million. Approximately 469,000 of the shares issued to ICG will remain in escrow for one year.

"This sale bolsters ICG's financial strength, and underscores our commitment to focus our resources on key partner companies, with the mission of building leading companies that deliver efficiencies and cost savings to business," said Walter Buckley, president and CEO of ICG. "This continued progress toward strengthening our liquidity position further reinforces our confidence in the ability to exceed our year-end target of $200 million in liquidity."

ABOUT INTERNET CAPITAL GROUP
Internet Capital Group (http://www.internetcapital.com) is an Internet company actively engaged in business-to-business e-commerce through a network of partner companies. It provides operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 50 business-to-business e-commerce companies. Internet Capital Group is headquartered in Wayne, Pa.

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 Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions of interests in additional partner companies, additional financing requirements, the effect of economic conditions in the B2B e-commerce market and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.
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